EXHIBIT 5.1

July 23, 2009

The Finish Line, Inc.
3308 North Mitthoeffer Road
Indianapolis, Indiana 46235

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by The Finish Line, Inc. (the “Company”) with the Securities and Exchange Commission relating to the registration of up to 6,500,000 Class A Common Shares, no par value per share, of the Company (“Class A Common Shares”) and Class B Common Shares, no par value per share, of the Company (the “Class B Common Shares”) under The Finish Line, Inc. 2009 Incentive Plan (the “Plan”), and as such Plan may be amended from time to time. In connection with your request, we have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based upon such examination, we are of the opinion that when the Class A Common Shares and Class B Common Shares have been issued as contemplated by the Plan, the Class A Common Shares and Class B Common Shares will be legally issued, fully paid and nonassessable.

This opinion letter is limited to the current internal laws of the State of Indiana (without giving any effect to the conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter come to our attention, even though legal analysis or legal conclusions contained in this opinion letter may be affected by such changes. This opinion is furnished to you in support of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, whoever, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP